EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY





Motient Holdings Inc.


Motient Communications Inc.


Motient Services Inc.


Motient License Inc.


MVH Holdings Inc.


Motient Ventures Holdings Inc.